Exhibit 1

SCHEDULE A

STRATECO RESOURCES INC.

AUDIT COMMITTEE CHARTER

Constitution, Composition and Quorum

The board of directors of the company has appointed an audit committee comprised of a minimum number of three directors, all of whom should be financially literate in accordance with the applicable laws, by-laws and policies with respect to securities including Multilateral Instrument 52-110. The majority of the members of the audit committee must be independent directors. Each member of the audit committee must, amongst other things, be able to read and understand financial statements. The majority of the members must be Canadian residents. A majority of the members of the committee constitute quorum. The audit committee has the authority to appoint a chairman and a vice-chairman.

Powers and Authority

In the performance of its mandate, the committee has the right to examine the books, registers and accounts of the Company and its subsidiaries and to discuss such matters as well as any question concerning the financial situation of the Company or its subsidiaries with the officers and with the auditors of the Company and its subsidiaries.

The external auditor reports directly to the audit committee, and the committee has the power to communicate directly with the external auditor. The external auditor is present at all of the meetings of the committee where reports or financial statements that it has prepared or where public communications based upon these reports or financial statements are examined or approved by the committee. The external auditor can also be invited to other meetings. The chairman of the committee must convene a meeting of the audit committee if requested to do so by the external auditor. The audit committee meets privately with the external auditor, without management being present, at least once per year during the presentation of the annual financial statements and at any time upon request.

The committee has the right to require any employee of the company to discuss any question concerning the company’s financial reporting and may and shall investigate any complaint or concern raised with regard to accounting, internal accounting controls or the audit.

If the audit committee deems it appropriate, it can retain legal counsel or other independent counsels to assist it in fulfilling its duties and responsibilities, and it has the power and authority to approve and ensure the payment of their fees and disbursements.

Delegation

The audit committee cannot delegate to management any of the responsibilities that are part of its mandate. However, the committee may delegate to one or more of its independent members the authority to pre-approve non-audit services, provided that the pre-approval is presented to the audit committee at its first scheduled meeting following such a pre-approval and all of the conditions of Multilateral Instrument 52-110 on Audit Committees and of the pre-approved audit committee approval policies are met.

Reports

The audit committee must report to the directors on or about its work, activities and decisions at the meeting of the board of directors following the meeting of the audit committee, providing information on all topics discussed, decisions taken, means undertaken in order to study and examine the reports, statements and documents submitted, as well as the level of satisfaction of the members of the committee therewith, unresolved issues, disagreements and decisions taken.

Compensation

The board of directors determines the compensation to be received by the members of the audit committee for their services.

Audit Committee Mandate and Duties

1.

The audit committee must recommend to the board of directors:

i)

the external auditor to be appointed for the purpose of preparing or issuing an auditor's report or performing other audit, review or attest services for the company; and

ii)

the compensation of the external auditor.

2.

The audit committee must be directly responsible for overseeing the work of the external auditor engaged for the purpose of preparing or issuing an auditor's report or performing other audit, review or attest services for the company, including the resolution of disagreements between management and the external auditor regarding financial reporting.

3.

The audit committee must pre-approve all non-audit services to be provided to the company or its subsidiaries by the company's external auditor.

4.

The audit committee must review the company's financial statements, management discussion and analysis and annual and interim earnings press releases before the company publicly discloses this information.

5.

The audit committee must be satisfied that adequate procedures are in place for the review of the company's public disclosure of financial information extracted or derived from the company’s financial statements, other than the public disclosure referred to in subsection 4, and must periodically assess the adequacy of those procedures.

6.

The audit committee must establish procedures for:

i)

the receipt, retention and treatment of complaints received by the company regarding accounting, internal accounting controls, or auditing matters; and

ii)

the confidential, anonymous submission by employees of the company of concerns regarding questionable accounting or auditing matters.

7.

The audit committee must review and approve the company's hiring policies regarding partners, employees and former partners and employees of the present and former external auditor of the company.

Boucherville, April 12, 2005.